Exhibit 99.2

FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Conference Call Transcript

ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Event Date/Time: Apr. 27. 2006 / 9:00 AM ET

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Scott Malchow

Andrew Corporation - IR Director

Ralph Faison

Andrew Corporation - President & CEO

Marty Kittrell

Andrew Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Avi Silver

Bear Stearns - Analyst

Tim Long

Banc of America - Analyst

Rajiv Jenveja

Jefferies - Analyst

Kim Anderson

JPMorgan - Analyst

George Iwanyc

CIBC World Markets - Analyst

Michael Ounjian

Credit Suisse - Analyst

Mike Walkley

Piper Jaffray - Analyst

Rich Valera

Needham & Co. - Analyst

John Bucher

Harris Nesbitt - Analyst

Jeff Kyaal

Lehman Brothers - Analyst

Ken Muth

Robert W. Baird - Analyst

Stephen Ferranti

Stephens Inc. - Analyst

Brian Modoff

Deutsche Bank - Analyst

Frank Marsala

First Albany - Analyst

James Faucette

Pacific Crest - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Andrew Corporation second-quarter fiscal year 2006 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

recorded. I would now like to turn the call over to Scott Malchow, Director of Investor Relations for Andrew Corporation. Mr. Malchow, you may begin, sir.

Scott Malchow - Andrew Corporation - IR Director

Thank you, operator and good morning. Today, we will discuss Andrew Corporation’s second-quarter fiscal 2006 results. With me today is Ralph Faison, President and Chief Executive Officer; Marty Kitrell, Chief Financial Officer and Mark Olson, Chief Accounting Officer.

Before we begin the call today, I’d like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products on pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates and commodities, the timing of cash payments and receipts, end-use demands for wireless communication services, loss of one or more significant customers.

Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission. Additionally, at certain times, the Company will use non-GAAP financial measures, which the Company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the Company’s Form 8-K and press release filed therewith and may be accessed from the Company’s Website today at www.andrew.com.

Financial statements for the second quarter are also included with our earnings release that was made available this morning and in the 8-K that will subsequently be filed with the SEC. If you have not yet received a copy of today’s press release, please visit the Andrew Website or contact the investor relations department. With that said, I’ll now turn the call over to Ralph.

Ralph Faison - Andrew Corporation - President & CEO

Thank you, Scott and good morning, everyone. Thank you for joining the fiscal March quarter conference call. Let me start with sales. March quarter sales came in at $482 million. That is flat with the prior year quarter and that is just slightly above the low end of our previous estimate of $480 million to $510 million.

While the second quarter is our historically seasonally weakest quarter, we did see greater than normal seasonality, particularly in the months of January of February, which I’ll talk a little more about in a few minutes. We also saw an unfavorable impact from foreign exchange rates at about 2% due to the stronger dollar versus the euro.

If we excluded the planned decline or the expected or previously forecasted decline in our E-911 business here in North America, our core infrastructure grew at about 5% versus the prior year quarter. In addition, satellite communications declined 9% to $31 million for the quarter.

As I mentioned earlier, January and February started off much slower than our normal seasonal weakness expectations. We primarily point to North America and slower operator starts than we had expected.

Now on the flip side of that though, we did see significant acceleration of sales and orders in the month of March bringing a quarter total of orders to a record 549 million and this is with sequential growth in all major product groups and regions.

Another good point of news is we do believe we are increasing our addressable market and share within those addressable markets of course driven primarily by our new product introductions. Some of the key products there — our TMA, our one cell base station cell extender, MCPAs, our microcells, our pico cells and our remote radio unit solutions.

In addition, we began shipping — quite pleased, we began shipping international geolocation business. If you will recall, our geolocation business has primarily for the last few years been focused on the regulatory required market of geo E-911 location services in North America and we have been focused on international growth and we have started seeing that traction with our announced business there and also started shipping in this quarter.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

So in geo, we think from this point forward, we will start to see sequential growth. I would give the same statement about our satellite communications business as we believe it is now positioned to show favorable sequential growth going forward. I’ll say more about that later.

Let’s turn to second-quarter gross margin. This is clearly the area we continue to struggle and we’re clearly disappointed with our inability within this quarter to show further margin improvement. So let me spend a little bit of time here and highlight those areas where we believe we fell short.

Gross margin decreased to 20.6%. That compares unfavorably to 24.2% in the year-ago quarter and unfavorably to 22.7% in the prior quarter. So gross margin declined 360 basis points from the prior year due mainly to a 200 basis point decline for commodity cost and with the primary area there being copper and 140 basis point decline from the previously mentioned lower geo or E-911 sales. So that was the prior year.

Let me now turn to the prior quarter. Gross margin declined 210 basis points versus the prior quarter due mainly to four things. Let me cover four areas. Number one, lower volume driving overhead absorption issues, particularly in the quarter. As I mentioned, January and February being significantly lower than planned, significantly lower than the typical seasonal drop and then a quick return and demand from customers in March drive significant inefficiencies both on overhead absorptions in the low months, as well as then expediting requirements in order to meet customer demand, which we stay highly focused on satisfying our customers when orders come. So that is number one.

Number two, unfavorable near-term mix shift of RF cables towards emerging markets. We saw less percentage North America, again pointing back to the January/February slow start and that being driven primarily by North American operators. We saw less percentage North American product sales compared to emerging market sales driving an unfavorable mix from a margin perspective.

Number three, we also saw $1.2 million provision for costs associated with a multiyear project from our legacy earth station antenna business.

Number four, the impact of foreign currency exchange rates in our Wireless Innovations business as I mentioned earlier. At the total of Andrew, that was about a 2% impact.

So let me turn to operating expenses. Sales, admin and R&D increased to 17.7% of sales compared to 17.4% in the prior year quarter. Let me give you a few items there that would account for that. One, our new product introduction support in R&D that we think is doing very, very well, but is bringing about some additional incremental expenses.

We still have some integration to do with our recent acquisitions. I would point to our Nortel and Nokia MLC acquisitions, our equity incentive — equity-based incentive compensation, including $1 million of stock option expense, but our target remains to exit the year below 17% for R&D, sales and admin.

Let me turn to first-quarter net income. On a GAAP basis, $3.6 million for the quarter or $0.02 per share. That compares unfavorably to a net income of $15.2 million or $0.09 per share in the year-ago quarter. Excluding items for both of those quarters, earnings per share was $0.05 in this quarter versus $0.13 in the prior year quarter. As usual, we have a detailed chart in today’s press release to give you those individual items.

So if I turn to product groups, antenna and cable products. Clearly the single biggest challenge we have here continues to be commodity cost. Copper in particular has continued to rise at unprecedented levels, particularly in the latter part of the quarter and in the last couple of months.

Forward purchase commitments of our copper, as we mentioned in the previous call, cover about 64 million pounds, which is more than 90% of our fiscal 2006 requirements. We do have visibility to additional orders in fiscal year ‘06 and that would require purchases on the spot market. You will see some further information around surcharges and I will talk about that in a few moments.

What I would tell you now is we are managing that demand carefully. The additional demand we see, particularly that which would have to be supplied by spot market, will have to be in concert with the appropriate surcharge associated with that demand.

For 2007, our purchase commitments cover approximately 21 million pounds, which we estimate to be about 30% of the anticipated fiscal 2007 requirements and we continue our forward purchase program. We have reduced the volatility of copper for fiscal 2006 and we are working on several strategies to reduce that exposure for ‘07 to one, reduce the exposure and also in ‘06 and ‘07, to improve our margin performance.

Firstly, implementing our price surcharge program concurrent with the industry. We are seeing similar activities across the market from our competitors as well. This morning, we announced an additional increase and expanded our price surcharge program to cover all RF cable Products such as connectors and assemblies as well as the cable.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

We continue to test the research alternate materials. That if successful and meet the kind of quality requirements for electrical performance and long-term durability will be introduced in certain markets in fiscal year ‘06 and we are under those tests today.

We are already in the process of constructing our new more efficient North American cable manufacturing facility. That should be complete in 2007 and in addition, we are expanding our manufacturing capabilities for in-country production in India.

I would mention also that for antenna and cable, subsequent to the close of the quarter, we acquired Precision Antennas. They were a leading competitor in providing microwave antennas. We acquired them for $26 million in cash. The benefits of that — we see it expanding our market-leading position for microwave antennas, increasing our European OEM presence and of course, gives us a nice ability to combine and achieve increased manufacturing synergies and synergies across the board as we consolidate and grow that business.

Let me turn now to Base Station Subsystems. This is the second quarter in a row of profitability showing our continued push and improvement in operational efficiencies, supply chain management, etc. We are also pleased with the new products that we have been working on and talking about the last couple of quarters. We are seeing volume shipments in several categories of the active products in the market directly to operators in the second quarter. We are nicely ahead of our original forecast for direct to operator sales of these new products.

We are seeing increased interest in our one base family of products, including our cell extender. That is our multimode, multichannel, multicarrier power amplifier. It is shipping to two of the largest North American wireless operators and we are also seeing continued traction in growth of our TMA products.

We think, as we pointed out in the past, given our R&D investment, our size, scale and capabilities, that we are uniquely qualified to support various complex network architectures, such as our pico cell, our microcell and our remote radio unit solutions for distributed RF outside distribution in a macroenvironment. We are continuing to see progress and significant interest in those products and uptake there.

We have essentially completed the initial stage of transitioning our filter product line from Western Europe to China and continue to look for increasing efficiencies of operations and further cost improvements there. But of course as noted in the continuing improvement of BSSG, we are seeing that improvement flow through.

Network Solutions, if I turn to them, sales of geolocation equipment was $17 million in the quarter. That compares to $13 million in the December quarter or the prior quarter and $35 million in the prior year quarter. That $35 million we anticipated a decline in the E-911-related geolocation for North America. Remember that was a regulatory-driven market. But the growth we are seeing is what we’re most pleased with and that is growth in international sales for new applications for geolocation.

We anticipate, as I mentioned earlier, sequential growth for geolocation over the next few quarters from this period on, but we still remain consistent with the previous guidance of the $50 million to $70 billion range in geolocation sales for the fiscal year 2006.

Let me turn to Wireless Innovations. Sales there did decline 16% versus the prior year. We had a couple of things there. One, an unfavorable impact of about 5% from foreign currency exchange rates. So whereas Andrew was overall 2%, it hit the heaviest in our Wireless Innovations groups at about 5%.

The other area for the decline there — this is a spotty business with large projects. In the previous year, we were completing large projects such as Dallas-Fort Worth airport, Taiwan high-speed rail, Moscow Metro, others. So overall, we continue to see long-term growth opportunities driven by the need for more distributed coverage. And that being both in building and dense urban requirements.

Let me turn to Satellite Communications. That declined 9% versus the prior year. As I mentioned earlier, these results included a $1.2 billion provision for costs associated with a multiyear project and the Andrew legacy earth station antenna product line.

We are starting to see traction — getting traction in our new product introductions, particularly within the military satellite space. So pleased about that. And as we mentioned on last quarter’s call, we are adding higher margin electronic components with the addition of Skyware.

In addition, moving to a smaller manufacturing footprint will enhance or improve our overheads within the manufacturing areas and enhance our margins there. So we anticipate sales have bottomed and we are positioned for sequential sales growth and we expect to exit the year in our satellite business profitably on a run-rate basis.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Customer mix, let me turn to that. Top 25 customers are consistent in approximately 67% of sales. Major OEM sales are consistent at approximately 38% of sales. Our largest customer in this quarter was Cingular Wireless at about 10% of total sales, which was flat for the prior quarter, but important to note here that flat from prior quarter has significant mix delta here. New product growth, new product introductions, direct to operator sales were offset by the greater than normal seasonal weakness in antenna and cable that I mentioned earlier. Lucent Technologies, Siemens, Ericsson, Nortel Networks each represented more than 5% of total sales.

So let me sum up before I turn it over to Marty here. Overall, the underlying long-term trends in the industry continue to be positive despite the slow start, and I would underscore particularly January and February, slow start to the year with certain operators.

Second, we are encouraged by record orders in the quarter and also with the exception of our new products and increasing addressable market opportunity. As I mentioned earlier, we are growing at a — our new products are being adopted at a faster rate than we planned and we will continue to push there to bring those new products as rapidly as we can to meet the nice demand we are seeing.

We are seeing our operational improvements in the number of areas, such as improved profitability in our Base Station Subsystems group and growth in higher margin Network Solution shipments from new international geolocation market opportunities. We are continuing to work on improving satellite communications with a smaller manufacturing footprint, the addition of higher margin components and we are also introducing the new products and getting acceptance to new products in the military satcom space. So we anticipate that satcom from this point forward will see some sequential growth and that we will exit the year on a run rate of profitability.

Our challenge continues to be the ability to manage the unprecedented commodity costs, particularly copper. We are meeting that with more aggressive pricing in the form of surcharges with a significantly higher level of push from us to our customers. We are evaluating alternative materials and of course constructing the more efficient manufacturing facility in North America and expanding our Indian manufacturing for in-country delivery there. We are focused on delivering improved gross margins. We understand that that is the area Andrew really needs to push.

With that, I’m going to turn it over to Marty and let him cover a little more detail on the financials and give you some insight to our June guidance. Marty.

Marty Kittrell - Andrew Corporation - CFO

Thanks, Ralph. As we mentioned in the earnings release, we believe that revenues for the third fiscal quarter, the quarter ending June, will range from $510 million to $540 million. That compares to $487 million in the prior year. We anticipate higher sales across a broad cross-section of our wireless infrastructure products and we expect growth in geolocation after having had several quarters of downtrending performance.

We expect a relatively flat performance in terms of satcom, in terms of revenues but we expect improving bottom-line performance over the balance of the year in satcom. We do expect a benefit in the third quarter of about $10 million from the inclusion of our recent acquisition of Precision Antennas in England. As we had disclosed at the point in time we acquired them, they had a run rate in the mid $40 million and since we are not going to have them for quite a full quarter, we anticipate about a $10 million benefit in the June quarter and that is in the $510 million to $540 million guidance.

As those of you who have followed Andrew for some time realize, June and September quarters tend to be quarters where our business is ramping driven predominantly by our broad portfolio of [task] products, including things like antennas and cable connectors. Those products tend to be sold close to the point in time they need to be installed and since installations tend to occur in the spring, summer and fall months, the June and September quarters tend to be our larger quarters.

So we are coming out of our seasonal trough and expect business to start ramping pretty nicely. I think Ralph would agree that the order flow that we saw, particularly in the last half of the March quarter, is a pretty good indication of how our business will ramp over the next couple of quarters. I cannot overemphasize how pleased we were to see an all-time record order quarter in the March quarter. Even though we had margin and execution issues in some of our product categories, we were very pleased with the order flow.

In terms of gross margins, we do expect an increase in the second quarter. We expect that increase to be meaningful. We are not going to quantify how much that will be, but we do expect it to be meaningful and we obviously believe that with higher overhead absorption that will be a big benefit going into the June quarter.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

In addition, we expect initial benefits from the most recent surcharge program and then we expect a somewhat more favorable mix as the mix moves back towards more North American business and as it includes more geolocation business. Obviously both those factors have a positive impact on our gross margin profile.

In terms of operating expenses, we expect operating expenses to modestly increase on an absolute basis. That is because of the higher sales volume and we also are expensing stock options, but we still believe that we can exit the fiscal year at a run rate below 17% and that is very important. Over time, we still think that 16% is a reasonable goal and we hope to exit this year below 17%.

In terms of tax rate, we expect the tax rate to remain relatively consistent with the March quarter, somewhere in the very low 30s and we are getting a benefit there from our decision a couple of quarters ago to permanently reinvest earnings in China. That did have a fairly positive impact on our tax rate. We expect that to continue with a rate in the low 30s over the balance of the year.

In terms of share count, you should continue assuming about 160 million shares. With the information I have given you, our earnings guidance is that GAAP EPS will range from $0.06 per share to $0.09 a share. That includes intangible amortization costs of around $0.02 a share and if you exclude those, cash earnings would be in the $0.08 to $0.11 range and as Ralph and Scott have indicated, there is a GAAP/non-GAAP reconciliation attached to our earnings release.

With that, we would now like to open the call up for your questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Avi Silver, Bear Stearns.

Avi Silver - Bear Stearns - Analyst

Just a couple of questions. First of all, on the bookings and the revenue guidance. Clearly the bookings are very strong; revenue guidance is very good. Historically, bookings have helped I have found at least directionally in terms of where the market is going, but hasn’t been a perfect indicator just for one quarter. So I am trying to understand your visibility based on your guidance. Are you expecting a back-end loaded June quarter or does April really give you a very high degree of confidence I guess at the midrange? And then I have a couple of follow-ups if that’s okay.

Ralph Faison - Andrew Corporation - President & CEO

Well, as we have pointed out, the record order volume does give us confidence as a trend. Two, even though we characterize the first quarter as a slow start, the January/February start, we have not received any indication from our key operator customers or others that the overall spend projections that we originally started the year would change. That is the good news.

The bad news is, as in many years, they do seem to compress there plan and that puts a lot of pressure on us to be sure we maintain customer satisfaction.

The only area that I would tell you that from an original plan perspective that we have an indication that it will not be as strong as we had hoped, that would be the area of China and I will go ahead and just cover that. Given the issues in China of trying to get regulatory approval for 3G licenses, we are continuing to believe that there will be a further delay and that will likely push most if not all benefit for China lift for 3G out of our fiscal year.

Other than that, other regions we see strength and would expect to see across the board with our scale and broad product offering ability to meet that demand.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Avi Silver - Bear Stearns - Analyst

And on Cingular, it seems like your business with Cingular was pretty stable on a sequential basis. I am just backing out some assumptions for E-911. Are you gaining share there and was it in line with your original expectations for that operator?

Ralph Faison - Andrew Corporation - President & CEO

Well, as I mentioned and you know we’re careful about talking about a particular customer, we will let you make that inference. As I mentioned, in terms of North American operators, what was pretty interesting is we had a slower than normal start for traditional I will call that passive cable connector, antenna type products and then therefore softer for the quarter. That was counteracted so that we had flat performance with our new product introductions that frankly are doing better than we originally expected in terms of their adoption.

So I would tell you that given that data and the fact that last year we were kind of virtually zero dollars in this category and now we are seeing some nice pickup growth in adoption, that we are increasing our addressable market and then therefore increasing share there.

In terms of traditional products, I don’t see us losing share position. It is clearly an issue of a spend reduction in January and February and again, would characterize that as a slow start for the year.

Avi Silver - Bear Stearns - Analyst

And just for Marty I wanted to ask the average copper cost in the quarter and where it should be next quarter? I know in the analyst meeting you put a chart out about that. I’m just wondering if you could us on that. Just one last one for Ralph regarding the potential shift to aluminum for cable or some sort of hybrid product that you’re thinking about longer term. What are your plans there and have you talked to any customers about this?

Marty Kittrell - Andrew Corporation - CFO

There will be more detailed information in the regulatory filings, the 10-Q. So we are not going to talk about average costs today because frankly it has been kind of moving on a real-time basis and we put a press release out this morning regarding the surcharge. I think what we want to accomplish is make sure that we structure the surcharges correctly and as we kind of get a better feel for how much incremental volume we’re willing to take on and how much we are going to be buying at spot, some of that stuff will settle down, but there will be more detailed information in the 10-Q.

Ralph Faison - Andrew Corporation - President & CEO

And on aluminum, aluminum and other alternative metals, things like copper clad, aluminum, things of that sort, we have done significant work with both recently and over the years. Given our R&D spend, we continue to look at various alternatives from a metallurgy perspective and that translation to electrical performance.

One of the things that we are doing is making sure that things, as an example, like aluminum would provide the same quality of service or comparable or close to comparable quality of service as our current cable products from an electrical performance standpoint and perhaps on the metallurgy side, more importantly from a durability and life standpoint.

We are working and talking to a number of customers both domestically and internationally testing these cables and trying to be sure. Our biggest challenge is to make sure that given our share position we offer the same quality of service and same quality of product that we are known for so that we maintain those relationships. And offering customers an alternative that delivers that is certainly something we are focused on.

Operator

Tim Long, Banc of America.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Tim Long - Banc of America - Analyst

Just two questions. Ralph, I’m not sure if you finished your thoughts on China there. If you could just give us your insight there. You talked about that potentially being a big area, but it has been a little bit slower. If you could just kind of maybe delve into the next level of detail, particularly since we have seen since your last report the operators there really increasing their CapEx budgets. So there has been nothing on 3G, but certainly the 2G CapEx looks like it has gone higher.

And then secondly if I could just come back to the copper again. Ralph, maybe you can just give us the latest update on how customers have felt about that and given that the spot prices continue to increase, what do you think the likelihood or probability or possibility of another potential surcharge or raising the surcharge would be?

Ralph Faison - Andrew Corporation - President & CEO

Good questions, Tim. Let me start first with China. China, we have been watching for quite some time now and we have characterized China as a market with an inflection point. The inflection point being the approval of licenses for 3G. As you know, as well as perhaps better than us, China is a competing air protocols there; CDMA 2000, W-CDMA and TD-SCDMA. TD-SCDMA is somewhat favored as a home-grown technology, has been under trials, may have been — some would say it has been accepted or performing to standards a little slower than one would expect.

From my experience, I would say that it is probably right on track and new multiair interface technologies take some time in field trials to reach the performance levels people are confident with.

I think that is a factor in the delay and now, just all our intelligence gathering says that that delay is likely in the licensing issues. Before we thought maybe by June, July time frame, licenses might be issued and then therefore we would see some fourth-quarter lift just from 3G.

We now believe that that probably pushes beyond our fiscal fourth quarter, our fiscal fourth quarter. So that is my comment there. We think that once those licenses are issued that there will be significant activity within China.

Marty Kittrell - Andrew Corporation - CFO

Let me just add to that, Tim, that we have mentioned for some time, disclosed for some time that China for us is about a $100 million a year market on a steady-state basis. It is currently trending at about that. But we have very high expectations that in a more bullish scenario where licenses are awarded, new network builds are taking place, that that run rate could be 50 plus percent higher than that, maybe even 100% higher than that. So that is the type of delta that we are cautiously optimistic about, but it keeps — has been for the past two years. It keeps flipping to the right a little bit.

Tim Long - Banc of America - Analyst

If I could just follow up on that before copper. How should we read into the fact — 3G aside because it is not contributing yet and if it doesn’t contribute longer, there shouldn’t be much of an impact, but how should we read into the fact that the 2G CapEx is going up and Andrew is not seeing that? Is that competitive? Does that mean it is a lot of capacity, price of builds where you are not participating as much as the new build? What’s your sense there?

Ralph Faison - Andrew Corporation - President & CEO

We see this pretty often in a number of places where new technology is delayed, then the pressure for coverage and service and all that is certainly on the operators and they increase in spending on old technology. Whether that is capacity issues or coverage issues, it does occur.

From a competitive perspective — look, from the early days of Phase I Unicom deployment till now, there certainly are a lot more indigenous suppliers within China and we do see a higher level of competition.

Having said that, we still own a very nice share of China market and as spending increases and it’s actually — it is one — we are increasing our budget. As spending rates actually start increasing and deployments occur, we expect to see our fair share of 2G type activities, but granted that will be more on the passive product side for us in China given the vendors that perform there or the vendors that have share there.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

From a copper perspective, let me start first. It is a very unfortunate situation within our industry. No customer likes cost increase in a highly priced competitive environment and as you know, we have been working hard at this with two previous price increases up until this point trying to run that balance between customer satisfaction, marketshare retention and growth and profitability.

We also watch very carefully what follow-on competitive behavior, given we’re the leader here, follow-on competitive behavior is when we introduce the price increase within the market. What I can tell you now and my feeling is now copper has reached such a — I might use terms like ridiculous, but you know the personal impact copper has on us — almost ridiculous level that at this point in time, we are seeing a competitive behavior that is — I would characterize it as we have no choice now. We have to pass along these copper costs or we can’t really be shipping cable to you.

From a customer perspective, again, no one is happy, but we do see a sentiment of customers recognizing, yes, this is pretty significant. We have also shifted our price increase concept to one of a surcharge, a methodology that has been used in the cable industry for years, not necessarily in our part of the cable industry. We introduced the original concept of a surcharge on April 3. Just today given since April 3 the significant rise, I can give you exact, but let’s call it north of $1 rise between that time and now, to today somewhere in the north of $3 range for a pound of copper.

We introduced an additional increase within that existing surcharge program today, as well as an expansion of that surcharge to all of the RF cable products. So that is why I was cautious with my original comments. We see potential for growth in demand for cable throughout the rest of the year that would require us to go buy more copper. We are going to be very careful about accepting that demand to ensure that if we are buying on spot, we have coverage with an appropriate surcharge to make that a viable business for us.

So I would say redoubling our effort on the pricing front and being extraordinarily careful now at these exorbitant spot rates to be sure we don’t have a misstep.

Operator

George Notter, Jefferies.

Rajiv Jenveja - Jefferies - Analyst

This is actually Rajiv Jenveja for George. So one more question on copper here. What price point have you guys hedged that for ‘07 right now, the 21 million pounds?

Ralph Faison - Andrew Corporation - President & CEO

From an ‘07 perspective, both for ‘06 and ‘07, it is a little more volatile now than it had been and let me explain why. For ‘06, up to 65 million pounds, we have been quite open about what our average cost of copper is. But in order to estimate what the realized cost of copper is for ‘06, now we are in that demand beyond what we have hedged, what addition we may add with spot, careful to add surcharge with that. So our overall cost of copper for ‘06 will be a moving target as well depending upon how much we add to our existing cost base that we bought forward.

Also in ‘07, we are in the process of buying forward and I think as of today, we bought about 30% of ‘07 requirements and I would just roughly guide you, as Marty mentioned, we will have specific filings that will be far more accurate in 10-Q, I’d roughly guide you, we are north of $2 in those purchases for ‘07. So certainly under today’s spot, but continued escalation in the copper cost, which is why it is so important to manage these surcharges appropriately with our customers.

Rajiv Jenveja - Jefferies - Analyst

I guess moving away from copper. On geolocation, can you talk a little bit about the application drivers that are moving you to see a quarter-over-quarter growth and given that a lot of this business is international, how does that affect the profitability of that geolocation business?

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Let’s talk first — the original geolocation business was one of those things that comes along every now and then that companies really like. It was regulatory required for a specific level of performance and specifically E-911 location for public safety. No other market around the world that nice exists. So the rest of the markets are applications either on the services front, locating potential customers and communicating with potential customers who are within a vicinity of business that you might want to know about. Two, there is also security applications, being able to locate those, you might wish to locate, who may have in mind to do harm and we are pushing those applications across the world to key operators.

We are pleased that in our — we don’t name the specific customer, but we are pleased that in our growth there in the Middle Eastern region that we have attained the initial order of what will be a several order and a few-year contract associated with that and expect to see other orders of like applications grow there as well. But that is why we characterize it as kind of a turning point for geo with our new market applications gaining acceptance.

Rajiv Jenveja - Jefferies - Analyst

Sure. And how do you approach profitability with that business given that it is in the Middle East?

Ralph Faison - Andrew Corporation - President & CEO

Sorry. That was the other question. There certainly will be a higher sales expense Middle East and anywhere from an international perspective than there is in our North American market where we have an existing large sales force that puts a lot of product through. So we see a higher sales expense. We expect similar gross margin performance and therefore a higher than corporate average operating income associated with Geo.

Operator

Kim Anderson, JPMorgan.

Kim Anderson - JPMorgan - Analyst

Another question on copper, hopefully brief. Your gross margin guidance is actually pretty good. I think, Marty, you characterize it as a meaningful sequential increase. What are you guys assuming for your gross margin in the context of copper purchases and potentially purchasing on the spot market and is in fact the surcharge you are planning on attaching enough to actually cover the higher spot price copper fully?

Ralph Faison - Andrew Corporation - President & CEO

Well let me break your question down. Number one, we don’t go unit by unit with specific gross margin estimates, particularly a subset of a unit, so cable, foam cable where copper is used as a subset of our cable and antennas group. But what we do report out on that segment is revenue and operating income.

But let me see if I can characterize better for you kind of the copper challenge that we have. So number one, we have struggled and been challenged with passing through the rise of copper, the rate of rise of copper in the form of price to our customers. I think given the erosion of our operating income of — year-over-year of our cable antenna group, that would be the single largest factor there. It has been a difficult challenge. Now we are still profitable within that arena, but certainly not the same level of profitability we were at.

That is why we have changed with the continued rise to a new methodology of a surcharge aspect to cable. So theoretically what we are driving to is A) if we have to go buy spot at $3 and something a pounds and pass — we intend to pass that through in order to maintain profitability, the exact science of that — I will tell you that we will be in a trial and error mode, balancing large customer requirements that buy a lot of things from Andrew, the overall profitability of those total package purchases, along with individual cable sales to emerging markets. So it will vary region by region.

Our degree of aggressiveness will be varied region by region based on profitability of region by region and we are following a similar program to our competitors in that surcharge process. I would tell you that the surcharge is much more linearly tied to the copper market today so that when we sit down with customers, we have a much more rational and logical discussion of the realities of commodities market and the pass through of

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

pain associated with those cost increases. So our performance we will have to judge as we go and certainly hope to stem the impact of copper through these actions.

Now, I would also tell you that we are prepared to potentially lose share associated with our cable business with this more aggressive pricing activity, something we never like to do. We like our share leadership program, but again where we may have to buy at spot market to fulfill incremental demand from our original plan, we certainly will have to be aggressive on the pricing front.

Kim Anderson - JPMorgan - Analyst

That’s helpful. And then excluding the impact of copper completely though, is the implication with your guidance that the underlying gross margins in other parts of your business are actually increasing pretty nicely sequentially as a counterbalance?

Ralph Faison - Andrew Corporation - President & CEO

I will let Marty give the details on that. I would just point back to my original comments. We are pleased with our operations improvement, particularly in the Base Station Subsystems group, quarter-to-quarter operations improvement and certainly significant improvement year-over-year.

Marty Kittrell - Andrew Corporation - CFO

I would point to two or three other things. We had a very poor January/February in terms of absorption and utilization of manufacturing overhead and facilities. We expect that to essentially not impact us in the June quarter. Secondly, we didn’t call it out as a onetime item in the GAAP/non-GAAP reconciliation, but we really did have a onetime item in the satcom business of $1.2 million that sometimes when you do these multi-year satcom programs, you have to estimate your future cost to complete those programs and we had to book a provision for additional costs in a multi-year program. We don’t have that happen very often. We hope not to have it happen again and so we don’t expect that to recur in the June quarter.

And then frankly the third thing and final thing is that we do expect a better mix in the June quarter, the third fiscal quarter, from a higher mix of North American revenues and an improved Wireless Innovations group performance and continued growth in the geolocation or the Network Solutions business.

So we expect a number of things to be benefiting us even while we are kind of making sure we are battling the commodity cost issue on the other hand.

Kim Anderson - JPMorgan - Analyst

And then another quick on. Your revenue to Lucent, I know you don’t like to talk about specific customers, but I’m just a little bit curious about your visibility on your shipments there. Lucent was pretty negative on wireless on their call earlier this week. It sounds like it has been a little bit disappointing for them. Your revenue with Lucent was up pretty substantially last quarter, down this quarter. How much visibility do you have into exactly how much Andrew product exists at Lucent? i.e. is there any concern that there is a little bit of inventory built up there?

Ralph Faison - Andrew Corporation - President & CEO

Well, one and it won’t surprise you, particularly with key large customers like Lucent who are also public, we refer any kind of inference of what kind of inventory they may have and how are they doing, we’d refer you back to Lucent for those kinds of questions.

What I would tell you is that from a customer relationship standpoint, from a share of business standpoint, we like Lucent very much. We appreciate the business they give us and we are highly, highly focused on supporting Lucent and then Lucent Alcatel. Alcatel is also a very large customer for us with very good customer relations and we are pleased about their decision to unite and certainly glad that we have good relationships with both sides prior to the union. So that is probably about all I am comfortable saying. We will support them like we do our other customers any way, form and fashion to help them continue to grow in the marketplace.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Operator

George Iwanyc, CIBC World Markets.

George Iwanyc - CIBC World Markets - Analyst

When you look at the March uptick that you saw, was that stronger than you would have originally anticipated and how, when you are looking later into the year, how good is the visibility into the second half of the calendar year?

Ralph Faison - Andrew Corporation - President & CEO

So, George, let me start with the last question first. I would not want to at all infer that visibility that we talked about for well three or four years in this space has not improved. So visibility still remains a challenge in this industry; it is very short. That is why our — so now I will link this to your first question. That is why our model has to be very, very flexible to flex up and down with project work, with quick turns on builds, on-site builds and [in-cavit] activity within factories or systems integration centers.

So now let me characterize the first quarter. Exceptionally slow start in January and February and then an exceptionally strong orders and requests for shipment in March. We always love business, but I can tell you we were stressed and challenged by the demand in March.

So in both cases, if I were to characterize the quarter, unabsorbed overheads for January and February are ugly. By the same token, even though we loved the business, the March rapid fight also drives significant inefficiencies to deliver against those spikes.

Obviously against — if it exceeds our forecast, then we have to do a lot of hard work to pull in supply chain issues, expedite parts for raw materials and in many cases expedite finished goods to customers to meet their demand schedule using air shipment and others so that therefore the lift in March, while great, probably didn’t produce as much percentage profitability as we would like because of its rapid departure from the January/February slow phase.

So if I could wave a magic wand and smooth out 12 months, I can tell you that we would operate much more efficiently, stay on boats instead of in air and manage the supply chain that would be much happier with us than the fits and starts that we sometimes have to do.

But having said that, we at Andrew pride ourselves for our customer delivery, customer satisfaction focus and we will respond to whatever comes and I guess I am pleased with our ability to flex on and turn on a dime if required, particularly given the large platform that we operate.

George Iwanyc - CIBC World Markets - Analyst

Have the inefficiencies that you have to deal with with the quick turns normalized at this point and is that contributing at least partly to the margin guidance?

Ralph Faison - Andrew Corporation - President & CEO

Well again, we wouldn’t expect, as Marty pointed, we wouldn’t expect — March quarter is always a tricky one. It usually starts slow and then picks up when the weather warms in the Northern Hemisphere. That is the usual pattern. It was a little more exacerbated this year than we had expected. So therefore if June quarter is similar to previous June quarters, because again I can’t give you specific insight to visibility because that has not improved, so from a historic basis, typically June quarter is more evenly loaded than is the March quarter and a more evenly loaded quarter certainly allows us to work with ourselves, our own operations, our supply chain and our customers in a more efficient manner.

Marty Kittrell - Andrew Corporation - CFO

Yes, just to give you some perspective. We, like most companies, we have kind of a 30%/30%/40% spread during a quarter and we can do okay on that type of a spread. In the March quarter, we were actually a little bit under 30% in January, a little bit under 30% in February and then we had to do more than 40% in March. And we don’t like doing that because it is more inefficient. You tend to wind up expediting stuff. You tend to

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

wind up air freighting stuff and we did both. So we would prefer a little more normalized spread during the quarter and would anticipate getting that in the June and September quarters.

Ralph Faison - Andrew Corporation - President & CEO

It sure makes life a lot easier.

George Iwanyc - CIBC World Markets - Analyst

Okay. I appreciate that. And one final question. We have talked about the trends in China. Could you give us a brief update on what you are seeing in India right now?

Ralph Faison - Andrew Corporation - President & CEO

India is a strong growth market. I would tell you it is highly competitive from a pricing perspective. A lot of price pressure from the purchasers, as well as a lot of aggressive competition. Some of that is waning, particularly with the increase in copper and some of the smaller competitors kind of realizing that price is a tough mechanism to fiddle with when your raw materials are rising so highly.

Our biggest single push for India to respond to, one, that demand and two, to the margin performance within India is getting in-country manufacturing. Import duties to India, not unlike a number of countries, are somewhat prohibitive. So being able to produce in-country and expanding that production capability is our biggest single focus for strategy for serving India for the long term.

Marty Kittrell - Andrew Corporation - CFO

We do have a unique — a couple of unique competitive advantages in India where we are one of the major suppliers of passive products. One is, as Ralph indicated, we do have indigenous manufacturing capability in India, which we are in the process of expanding and then secondly, we have a very strong performance with our antenna product lines that are being manufactured in China right next door. So we do have some geographic advantages that a number of our competitors really can’t match.

There is some indigenous competition though from India and from China that we obviously have to think about and compete against, but for the most part, we feel like we have got a very good relationship with the OEMs who are serving the operators in India and we are building our relationships to be able to go direct to operators in India much like we have in China over the past couple of years.

Operator

Michael Ounjian, Credit Suisse.

Michael Ounjian - Credit Suisse - Analyst

Ralph, could you talk a little bit on the Wireless Innovations side about visibility there? It looked like there was a slowdown there this quarter with some of the projects. Are you seeing some visibility on new projects picking up as soon as the June quarter or should we expect that to be more of a second half of the calendar year story.

And then on the cable side, in terms of the competitive pricing reaction, you mention some competitors were concurrently raising prices. Is it a similar structure you’re seeing of the surcharge model or they are just more — what approach are the competitors taking and are you seeing any one in particular acting irrationally?

Ralph Faison - Andrew Corporation - President & CEO

Let me start with your Wireless Innovations question. Number one, if I were to further characterize the project-based concept, projects within this business have a very long what I would call sales to delivery cycle. The selling process for large projects — take any one of them, Taiwan

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

high-speed rail, Moscow Metro project — there are long periods of planning and many times followed by long periods of implementation and execution associated with the speed or construction of build of those major projects. So those projects tend to be somewhat spiky as they come to fruition and we complete them.

In terms of WIG in particular — I’m sorry. We abbreviate it, Wireless Innovations group. In terms of Wireless Innovations group in particular, we have seen a nice order flow increase. So we expect that business to go.

In the macrolevel, as you know, Wireless Innovations, we are the largest in that emerging and growing space and as 3G is deployed, as new frequencies — say for instance the new spectrum auction in North America — as new higher level frequencies are out there, we see a higher level of core demand for in-building activities and even dense urban activities because of the propagation challenges of higher frequency deployment. So that is a business we are quite keen on. We love its financial performance and we think it has significant growth opportunities for the future.

The other thing that I would point out, as I mentioned earlier, is there was about a 5% negative impact year-over-year for Wireless Innovations due purely for foreign exchange issues, stronger dollar/weaker euro.

Now turning to your cable question. We are seeing very similar reactions from the I would call it the larger competitors within that space with surcharge type structured pricing areas, pricing strategies. So in this particular case, while we have led the last two price increases, we actually had a couple of our competitors lead the surcharge area, particularly outside of the U.S. as they first went and in this particular case, I would say we were simultaneous with them or perhaps even slightly lagging them with this new structure.

And frankly that has been a little easier for us in terms of easier sledding, meeting with key large customers because they have heard the message a couple of times. I guess what is most significant, while some of our small regional competitors, call them Chinese competitors as an example, while they are not quite as structured — particularly globally, they don’t sell much outside of China — we have seen on some of our E-auctioned activity significant change course in behavior that is encouraging to us in terms of getting some more help within here around more rational pricing with the kind of commodity challenges that we have.

So all in all, I would say it looks better. I certainly wouldn’t want to infer though or give you too good of confidence that, hey, the cable market is just really looking good now because everybody is responding. It is still a big challenge for us and we have got a lot of heavy sledding and hard work to do in order to battle this commodity price area, but we’re prepared to do what we have to do.

Michael Ounjian - Credit Suisse - Analyst

Great. Thanks. And then on the direct sales to operators on the subsystems side, it sounds like there has been a lot of progress already here in the U.S. I just wanted to get some perspective on what you’re seeing outside the U.S. Are there some opportunities there this fiscal year?

Ralph Faison - Andrew Corporation - President & CEO

There clearly are opportunities. I would tell you that given the success we have had in North America and the applicability — a lot of the things we do on an active basis is clearly staying within our subsystems space so that my dear OEM customers are never concerned about what we do there and clearly the opportunities come in a multiair interface site where we can provide some additional efficiencies.

So North America is a very nice market for that and in addition given that North America has done much better than we had expected, particularly in a few key product areas, I would say for ‘06, we are challenged to meet that demand for those new products. A good problem to have, but again back to my hopefully continuing theme of we pride ourselves on satisfying customers, what they want when they want it. So before we do a lot of heavy expansion outside of the U.S., which we think there is a nice market for, we want to be sure we have got North America covered well and stable for the growth rate that we are seeing there.

Operator

Mike Walkley, Piper Jaffray.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Mike Walkley - Piper Jaffray - Analyst

I believe you guys spent some time recently in China and I know we’ve talked a lot about it, but could you maybe just touch on — you talked about some increased competition for 2G — but could you maybe talk on your competitive outlook as you move to 3G and with that ramp in China, could we expect to see either Chinese OEMs or Chinese carrier become a 10% customer long-term?

Ralph Faison - Andrew Corporation - President & CEO

Yes. Mike, I am not sure if I can quickly compute whether or not they have become a 10% customer globally. China could certainly double in terms of run rate in a 3G environment overall for Andrew, double from what it has been in the past. For a Chinese OEM to become a 10% customer they are going to need to have business greater than just in China to compete with some of our larger OEM customers from a percentage perspective. Having said that, we’re well positioned with our Chinese OEM customers, well positioned with Chinese operators. If you look at the populace of Andrew with somewhere in the neighborhood of 11,000 people, a little better than one-third of that population is within China. Now granted, a lot of that is manufacturing headcount, but also a significant headcount in design development, interfacing directly with customers, as well as sales and marketing.

So we think we’re well positioned to participate either via traditional Western OEM in China, new indigenous OEMs within China, or directly to operators within China on our passive and direct operator portfolio.

Mike Walkley - Piper Jaffray - Analyst

One final question. I believe last call you were talking about potential of high single-digit operating margins exiting fiscal ‘06 with the move in copper prices and the pushout of timing for China 3G. How should we maybe think about operating margin targets longer-term?

Ralph Faison - Andrew Corporation - President & CEO

Well, it certainly adds an additional degree of pressure for us and timing for us on that. We will not back away from that as a model market. We will have to see how we do in June quarter and through fourth quarter in terms of being able to respond to and do some corrective action on some of these commodity cost escalations and where that demand curve for potential spot market purchases that we’d have to do in order to satisfy customers, how that plays; but clearly not wavering or backing away from the target or the model given the portfolio of products and businesses that we have.

But I would be less than genuine if I was to say that this quarter wasn’t disappointing in our progress to get there, given the challenges that the slow start and some of the product mix issues that have occurred. So we will have to continue pushing to hit to those targets.

Marty Kittrell - Andrew Corporation - CFO

Yes, I think, Mike, the key thing is — and we have been consistent in this regard now for the last couple of years — that we have tried to position Andrew to grow revenues faster than the market, and by definition that means we are either increasing our address market or taking share or both, and we believe we are continuing to do that. All I would ask you to do is look at some of our competitors’ revenue performance in the March quarter and probably figure out that we are still accomplishing that.

Likewise, we have said that we have got an OpEx target to get below 16%, and we think that we will demonstrate being below 17% by the end of the year, maybe approaching 16%, somewhat dependent upon the top-line revenue volume to see what kind of leverage we get. As Ralph indicated and as I’ve indicated, the area where we have been much more challenged is in gross margin, and that is really a function of three things. It is a function of mix, it is a function of commodity costs, and it is a function of execution.

Frankly, we have had challenges on all three fronts. We believe we are taking appropriate actions to address all three fronts, but the progress will probably take a couple of quarters to really become apparent. And a lot of it is a function of how much of the commodity cost can we recover. I will tell you that there is some newfound religion in terms of making sure that people understand that we can’t afford to sell certain products at a loss. And with spot above $3, some of our products would be at a loss without a surcharge.

So there is a strong belief at this point that we will be successful implementing surcharges to protect our margin profile on some of our products. We believe that we have got an ability to execute better, and we will demonstrate that over the next couple of quarters. And we think that the seasonal change in mix will become apparent over the next couple of quarters as well.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

Marty, just to clarify, the 17% OpEx figure, that is a cash figure, right; that excludes your intangible amortization?

Marty Kittrell - Andrew Corporation - CFO

Yes, that’s right, but it does include a couple of things — which obviously hindsight is 2020 — but when we set those targets a couple of years ago, I don’t think we realized how much money we were going to be spending on Sarb-Ox. I don’t think we really understood until the last two or three quarters that you have got to factor in stock option expensing. So when I say we’re trying to get below 17% by the end of the year and ultimately get closer to 16%, that is after eating a couple of expenses that we really didn’t have a couple of years ago. It is eating several million dollars a year of incremental compliance costs and eating 3 or 4 — right, Mart — 3 or $4 million a year of stock option expensing.

So when you kind of — not that you can factor those out, but if you factored those out, then we would probably be exiting this year below 16%. But we will be happy with those expenses to exit the year below 17%.

Rich Valera - Needham & Co. - Analyst

Fair enough. Just quick on the tax rate, Marty, you were a little lower this quarter than I think you had previously been looking for, and then you guided I think for sequentially flat. What kind of tax rate should we think about longer-term?

Marty Kittrell - Andrew Corporation - CFO

You know, I think low 30s. It is going to be somewhere between 30 and 33%. It may vary a little bit, and that is just a function of the changing geographic mix of our earnings over the course of the year. Any one order can be skewed a little bit just because of where the earnings are being generated, and that tends to have an effect for the full year. So then you have to adjust to get to the new full-year rate, but I think in the low 30s.

Rich Valera - Needham & Co. - Analyst

Great. Just one final question on copper if you haven’t had enough yet. But specifically your costs for copper, I think, are going to jump pretty dramatically in December quarter, and I don’t know precisely but it sounds like you’ve been sort of at an average, let’s say, of 170, excluding whatever spot purchases you do in the next couple of quarters. It sounds like the forward contracts for December are probably at best case say 220 or something like that.

So my question is how do you plan to deal with that? So if you do surcharges now that help your margins say get back to some sort of level, but yet you see a pretty dramatic increase in your own copper costs, which are independent of the market price of copper September to December, do you think you can increase your surcharges or how do you deal with that when your costs are going to go up significantly more than the market I think in that quarterly transition?

Ralph Faison - Andrew Corporation - President & CEO

This is Ralph. The challenge that we have now and I think you have seen us respond. April 3, we introduced surcharges. Today, we introduced an increase to surcharge. The reality that we face is sharing with our customers the pain that we incur and an expectation of sharing of that pain so that a long loyal supplier, such as Andrew who has been supplying most of its customers for 25, 30 years, is not unfairly impaired.

To the degree that that can work with a partner/customer and we can continue down the path of profitable growth together, Andrew is there to deliver high-quality products. To the degree that it will not work with a customer, Andrew would not be in a position to ship.

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Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

So we are quite serious about — if copper continues to do what copper has been doing and we are no longer even intimating that we hope it will fall — if it continues to do what it is doing, we’re prepared to do what we have to do in order to maintain a profitable existence within the foam cable business and of course profitability with all the things that foam cable contributes in terms of pull through type products.

Marty Kittrell - Andrew Corporation - CFO

And I think the competitive response here from some of our competitors — we will be monitoring it, we will be gauging it. But at the end of the day, there is short term versus long term. In the short term, very few of our competitors would have the ability to go out and take on a lot of incremental demand without buying copper at spot price. So therefore there may be a reaction in the short term that nobody can deal with, but we want to make sure we protect the long-term value of our customer relationships. So it is something that our sales group and our antenna and cable group will be working very hard over the next several weeks and months.

Operator

John Bucher, Harris Nesbitt.

John Bucher - Harris Nesbitt - Analyst

Not a copper question. Marty, you indicated gross margin improvements come from more favorable mix, commodity costs and execution. Why don’t I ask you about — on the execution side, you have implemented a number of efficiency programs, moving things oversees, new manufacturing and the like. Have all of those played through or are we still feeling incremental benefit? Are you still realizing the incremental benefits of that or is the only new such measure to have a future impact moving the satcom to a smaller manufacturing footprint?

Marty Kittrell - Andrew Corporation - CFO

Well, there are several and we have touched on a number of them, but let me rattle off at least four or five that are ongoing and where we expect the biggest benefits to be ahead of us. One is in the satcom arena. We hope that over the next 6, 9, 12 months that we will have shrunk our capacity there from roughly a 750,000 square foot footprint down to a couple hundred thousand square foot footprint and be picking up several million dollars a year of benefit.

Secondly, we don’t move our domestic cable production from the Orland Park location to the new location until ‘07. And that will result in some transition expenses between now and then. There will be a couple of onetime gains when we sell the real estate. But once we get into the new manufacturing facility in ‘07, once again we believe there is several million dollars of operational efficiencies to be gained.

Thirdly, we continue to transition our filter manufacturing out of Western Europe. We continue to evaluate the appropriate mix of China production versus third-party contract manufacturing production for our Base Station Subsystems business. We continue to decide which product lines would benefit from moving to a lower cost location that may be part of our manufacturing foot print versus which product lines might benefit better from being outsourced to a third party. As you know, we already outsource the manufacturing of a lot of our base station subsystem products. So we expect continued operational improvements in the base station subsystem business.

And then finally, I would say that in terms of supply chain, and you kind of have to broadly define supply chain, but right now we have a steering committee working closely with an internal team, as well as some external consultants working on six or seven different initiatives right now as it relates to our overall global supply chain and as you might imagine with a company the size and scale of Andrew, with the complexity and the number of locations we have and how we serve customers on a global basis, there is lots of opportunities to really get focused and drive improvements in the supply chain.

Ralph and I had the benefit to sit in a steering committee meeting yesterday with our team, listen to the interim results on how they are doing. Very impressed with the benefits that we are able to see over the next several quarters in terms of driving a more efficient supply chain.

So I would say that in those three or four areas, we would expect sustained meaningful improvement over the next year. It is not all going to be in one quarter, but I think when you look back a year from now, we will be able to point and say we made significant improvements in those three or four areas.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

John Bucher - Harris Nesbitt - Analyst

Do you think that with these improvements setting aside mix and commodity costs that that will take you and also since you are emerging as you described it from the trough, from the seasonal trough that that will take you close to your goal of the mid 20 gross profit margin levels?

Ralph Faison - Andrew Corporation - President & CEO

Yes, that, along with our shift or our new products in the direct to operator arena for — again, I’m always careful to say the subsystems space, our direct to operator for subsystems space — those are the initiatives we have been working. I guess I would characterize it overall as — with your question of have you gotten the efficiencies that you set out to get? The answer is really no. There is lots more to be gotten and that would drive us towards our mid target.

You do point out the risk factors appropriately so. Commodities have certainly surprised us for the last two years and we have got to watch those carefully, but we also think we have taken prudent and responsible actions against those and we will continue to do so. So we will stay focused on those targets. There is no mathematical or operational reason to back away from the targets that we’ve set for ourselves and our team. I don’t see any fundamental obstacle in the way of that.

Operator

Jeff Kyaal, Lehman Brothers.

Jeff Kyaal - Lehman Brothers - Analyst

Ralph, I was wondering could you comment a little bit about what was driving the strength in the order book for the quarter and then to what extent did the Precision acquisition factor into that?

Ralph Faison - Andrew Corporation - President & CEO

The Precision acquisition would have — we loved the acquisition, but it had no impact whatsoever.

Marty Kittrell - Andrew Corporation - CFO

That was after the quarter ended, so none of the orders that we announced reflect the acquisition.

Ralph Faison - Andrew Corporation - President & CEO

So it was pretty much broad based across the board. If I were to — this is Ralph’s supposition — if I were to kind of look back, I would just say, hey, you didn’t buy anything much in January. You didn’t buy anything much in February and you’re catching up in March. That would be the closest approximation I could say of what it is was and it’s why we have characterized January and February as a slow start, not necessarily as an endemic issue amongst any of the operators or any of their commitments for annual spend.

Marty Kittrell - Andrew Corporation - CFO

I would say that the international geolocation business, which was obviously reflected in that order number, we had hoped it would happen and it is in that number and it does reflect we believe a little bit of a swing from a downtrend in that business for the last couple of years to a business that will finally start showing sequential improvement. And that’s important for us, as Ralph indicated earlier in the call, because of the nice impact that has on overall margins.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Jeff Kyaal - Lehman Brothers - Analyst

Makes sense. Makes sense. And speaking of gross margins, Marty, in terms of meaningful gross margin expansion, should we think of that as somewhere between 50 and 150 basis points? Is that an appropriate range?

Marty Kittrell - Andrew Corporation - CFO

Well, we are going to maintain some discipline and not give you further guidance, but I will tell you that if we move our overall gross margin target, which as everybody knows has been in the mid 20s, if we move that a quarter or two to the right just because of some of the factors we are battling, then to get there from where we currently are, you have to assume some pretty ratable strong improvement.

Jeff Kyaal - Lehman Brothers - Analyst

Okay. So like a push out of the mid 20s range, we now might be seeing that in December or March? And that is kind of the trajectory that we should be thinking about?

Ralph Faison - Andrew Corporation - President & CEO

Well, again, I don’t think we can, at this point in time, afford to get to specific on that. We have got a lot of issues we are dealing with in terms of commodities and a lot of variables coming in. Suffice it to say, we’re still committed to those targets. We see no fundamental reason why those targets should not be achievable given the configuration of businesses, the projected demand and the new product introductions and efficiencies that we’re gaining. So we are going to push as hard and as fast as we can to hit those targets.

Operator

Ken Muth, Robert W. Baird.

Ken Muth - Robert W. Baird - Analyst

In regards to the January and February softness that you saw, was that at one main customer or across many customers?

Ralph Faison - Andrew Corporation - President & CEO

I would tell you it is across many customers. And again, the mix of business was different. So for instance in North America, as we pointed out, we saw with some customers’ flat performance to December, which you’d think well that is pretty good. We saw some mix in that our traditional profits were significantly slower, but our new addressable market, new product introductions were significantly faster.

So my challenge to the team is if we can do more than that, always increasing our addressable market, our breadth of products, certainly does tend to reduce the volatility of a slow start to a spend for certain deployments. But in general, slowness was pretty much shared across the globe, not just North America. It was more predominate in North America, but slowness was shared across the globe to a “slow start.”

Ken Muth - Robert W. Baird - Analyst

Okay. And then on the fiscal ‘07, you said you’ve hedged about 30%. If you had to go buy the remaining 70%, what is a rough price that you would be at? Obviously the commodity today is at 325. Different time horizons with hedging have different costs to in, but how do we get a sense of — to us, it’s obviously going to be significantly higher and then the impact to that would be you are doing your surcharges, but can you get close to anywhere being up basically double in price?

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

So let me start first with an overall characterization. We have a process of some disciplined forward buying and the backwardization in the market does have some variability within it. So we continue to kind of look at that and getting a pinpoint estimate is pretty near impossible for a couple of reasons.

One is we wouldn’t buy everything in one fell swoop because to start with, we don’t think it would be prudent and two, it is not available. So if today we went and said, hey, we want to buy across the globe an appropriate distribution region by region all of our capacity needs for ‘07, that is something that is not achievable in the market.

And in addition, we are going to watch that carefully so that we have a balance by over ‘07 just like we did in ‘06. Now in retrospect, in ‘06, if we could have in ‘05 bought everything for the whole year in one month, we would have been in better shape. But over time, we believe in kind of a diversified portfolio approach from a timing perspective. Marty, do you want to give a little insight as to the current values?

Marty Kittrell - Andrew Corporation - CFO

Yes. Looking at the futures’ prices this morning — I just printed off the prices right around the time the futures’ market opened before I got on the call. You can currently buy futures around $3 a pound for December of ‘06 and $2.80 a pound for December of ‘07.

And I think what Ralph is basically saying is as we start looking at our potential business during that time frame and as we look at the various orders we would expect from various customers, if we are going to have to buy forward or at spot at that type of price, we have got to make sure we have got the right surcharge structure in place because we can’t just go sell stuff at today’s prices without a surcharge and then be buying copper at $2.80 to $3 a pound.

So that is why the implementation of the surcharge structure we announced at the beginning of April with the modifications we made to it today, if we get that structure in place across a broad spectrum of our customers then we would feel comfortable buying forward at current futures’ prices and being able to meet demand.

But without that surcharge, it becomes awfully risky and so this is something we will just have to monitor and manage on a real-time basis.

Ralph Faison - Andrew Corporation - President & CEO

And we also plan to address, particularly as you get out into the future, we are hopeful that some of our testing on alternate materials to give customers choices will also be an important part of our strategy going forward if we see a copper market sustaining these unreasonable levels.

Ken Muth - Robert W. Baird - Analyst

Just last follow-up. I mean on the surcharge, you’re talking about pricing being up 60% approximately in commodity and your surcharges can’t be 60%. Your customers won’t take that. So what is a surcharge increase? Is it 5% to 10%?

Ralph Faison - Andrew Corporation - President & CEO

I wouldn’t necessarily agree with your first statement that our surcharges can’t be 60% and that customers won’t take them. Region by region, we may have significant surcharges.

Marty Kittrell - Andrew Corporation - CFO

At the end of the day, it really becomes a function of if they need to build out a network and if the suppliers can’t do it without having a surcharge, they either have to say, well, I am either going to pay the surcharge or not build the network. Now, we don’t like putting them in that situation, but if they are faced with that situation, typically they will go ahead and build out the network.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

We think that is endemic within the industry. We have seen that type of behavior from our competitors lately. It is a change. I think that is why we continue to stress it is a different model that our previous price increases given the fact that we’ve had a cross-over to a level of pain that’s just not a level of pain that we can tolerate from a sales perspective.

So we will have a different behavior in the market, not just Andrew. We witness that behavior with some suppliers pulling back from previous orders. Not able to fulfill because the cost would be too much of an impairment and bids reopened.

Marty Kittrell - Andrew Corporation - CFO

Also, let me just step back. Obviously, there have been a lot of questions about copper and we understand the interest and we understand our challenge in dealing with copper. At the end of the day though, the Cable Products business that copper impacts is about 30% of our total business. It is a very important factor in that 30% of our business, but it really has very little impact if any on 70% of our business.

So we are dealing with the issues that we are confronting in that 30% of our total business, but we also have a strong desire to improve the performance of the 70% of our business where copper is not an issue.

Operator

James Faucette, Pacific Crest.

(OPERATOR INSTRUCTIONS). We’ll move onto the next question. Stephen Ferranti, Stephens Inc.

Stephen Ferranti - Stephens Inc. - Analyst

You mentioned that the transition of the filter business is essentially complete in terms of moving your manufacturing operations there. Can you give us an idea of how far along you are on the power amplifier side in terms of the transition itself and then how far along are we on the road in that particular division in terms of moving towards what you would consider target margins there?

Ralph Faison - Andrew Corporation - President & CEO

I would tell you that the initial stage of our filter transition from Western Europe to China is largely complete. Where I would characterize that is that means we now have qualified suppliers for the vast majority of the raw materials for the products that will be being built in China. We have the new facility. We moved from a smaller facility to a larger facility in order to accommodate that increased demand. The new facility under operation and stabilized and shipping product in an appropriate way.

But I would also characterize that as any facility move and Andrew has had a lot of experience over the last four years or so at moving facilities that may have been in place for 30 years in one place and new, there is a significant learning curve, experience curve, performance curve post the initial stages of getting everything in place for increased efficiency.

So for instance, I would tell you two weeks ago I was at our large Reynosa, Mexico facility that we moved in there about two years ago and still seeing significant improvements in productivity that really start to bring about the advantages of labor, load, materials, etc. So we have still got a long way to go in order to see what it is we expect from the China manufacturing base. And I put that in the form now of experience curve, productivity improvements, new management team, all those good things that we would see.

Having said that, I am pleased with the overall base station subsystem group improvement in performance, the second quarter of profitability, increasing profitability, but I still have expectations that that profitability should be significantly higher than it is today and they still have a lot of work to do to get there and we will not relent until we do.

Stephen Ferranti - Stephens Inc. - Analyst

Thanks. It sounds like you’re gaining traction in the MCPA and TMA segments there. Any progress in the Remote Radio Head products?

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

If I were to characterize remote radio heads, microcells and pico cells as our answer to distributed processing for RF distribution, if I was just characterizing that broad area, distributed RF, we are making great progress there. We have not announced specific customer contracts there, may well not. Our pico and micro are direct with OEMs and we have got nice traction there and I am pleased with the work that we are doing. So getting traction and from a macrolevel, I expect, again back to higher frequency distribution, need for data type applications in different places and typical voice applications have been done on the cellular network, that that will be a growth arena for the industry and for us.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

So unfortunately another question around copper. Are you worried at all that with the continued acceleration in pricing in copper that you see your customers start to more aggressively adopt alternative technologies and how could that perhaps eventually impact your business in cable, things like RRUs as an example or fiber-based solutions?

Ralph Faison - Andrew Corporation - President & CEO

Great question, Brian and certainly with the kind of — you probably see from my tone the kind of, albeit perhaps artificial and unusual rise in copper, with that kind of extraordinary rise, it has to have some accelerant effect on new technology. It is why I think we are well set and prepared for the kind of new technology however that may come about. Is it distributed networks through, instead of large microcells, more pico/micro? Is it RRUs? Is it more traditional repeater distribution for dense urban and in building, all of which we think we’re ready to do?

Never would we want a nice large cable business to rapidly go away, but if it is going to go away, we want to be in a position to eat our own and we think we’re in that position. I don’t think, as I have been around this industry for quite some time, I don’t think that the technology change is something that happens rapidly. Does it happen at a more rapid pace when outside influences or variables like cost of copper pushing big links of cable creates pain, it certainly does open up an audience so that we can have more conversations around some of our alternate solutions in pico/micro and remote radio unit deployment.

So I wouldn’t say that I’m — I would say we are ambivalent. Wherever our customers wish to go, we hope to be well-prepared with a solution to offer them and certainly do like to talk to them about pico/micro and RRU solutions and in existing line of business with our Wireless Innovations group.

Operator

Frank Marsala, First Albany.

Frank Marsala - First Albany - Analyst

All my questions have been answered. Thank you.

Operator

James Faucette, Pacific Crest.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

James Faucette - Pacific Crest - Analyst

Apologies about earlier. I managed to disconnect myself. I just had one quick follow-up question. Obviously (indiscernible). I was looking at — just looking at the way that you have hedged in your commentary on how far you’re hedged this year versus next year. It looks like you are anticipating that your copper requirements will decline next year. I would imagine that may be due to some of the new reformulations that you’re working on and that kind of thing. If that is indeed the case, what kind of improvement say in pricing maybe on a cost per foot basis or something like that could these new formulations bring to you?

Ralph Faison - Andrew Corporation - President & CEO

Well, I can see where you might, given all of our comments around alternative both materials for traditional cable and alternative technologies for a replacement of applications versus traditional that you might see that we might have a grand plan for that, but I would underscore my comment to Brian Modoff, the earlier caller, that technology changes like that are slow to have material impact. So our buying forward program is on a path of use at or maybe even a little greater than the amount of copper that we used this past year. So if we have misled you any, I apologize for that.

We’re buying in. We bought in about 30% and we are actively buying now. I’d say we bought in north of 30%. I couldn’t tell you the exact percentage today because we have buyers looking at this all the time and we have an active buying mode going as we speak. So we intend to have copper consumption next year that is at or about where we are today.

Deltas from that could be — back to our previous comments, if we find that price sensitivity is such that we cannot sell profitably — as I mentioned before, the last thing we want to do in the world is lose share, but we would be willing to walk from some business if we can’t sell in a profitable way to certain key areas.

Marty Kittrell - Andrew Corporation - CFO

Also one other factor, which might be skewing your analysis a little bit is that we are purposefully building an inventory buffer this year for our North American manufacturing plant transition, which takes place in the first half of ‘07. And so there is a possibility that we could actually be buying more copper this year than we would next year because we would expect inventories to ramp back down and that bubble go away during fiscal ‘07.

Ralph Faison - Andrew Corporation - President & CEO

Good point and that is absolutely true.

James Faucette - Pacific Crest - Analyst

That’s great. I guess that leads me to my last question, which was with the new facility coming online later this year and so on, what is — how should we think about the (indiscernible) on a percentage basis or absolute basis or some other metric so that we can start to incorporate that into our thinking?

Ralph Faison - Andrew Corporation - President & CEO

Well, I probably won’t give specific kind of percentage improvements. What I would tell you is the — I’m sorry, James. I was looking at the last caller list. I’m sorry, James. Hopefully, thankfully, Scott keeps me straight here. What I would tell you is the existing facility from which we are moving is variations of age depending upon what addition was done, but let’s call it a 50-year-old facility and the line layout of cable manufacturing there is our least efficient, least productive layout in our global footprint of six cable manufacturing facilities primarily because that building was not built at its time for the building of cable.

Therefore the new building is taking the best and brightest and the best approach we have across the various facilities we have, some of which have been built within the last five years and learnings around efficient cable manufacturing with the least amount of labor content, maximum amount of utilization of capital. So that is why we point to — we will certainly be more efficient within that factory.

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FINAL TRANSCRIPT

Apr. 27. 2006 / 9:00 AM ET, ANDW - Q2 2006 ANDREW CORP Earnings Conference Call

In terms of specific metrics, as we get closer to that, we will have to track those and perhaps characterize those as we get there, but clearly there is a high degree of confidence given our other facilities that we will see a significant improvement.

James Faucette - Pacific Crest - Analyst

So I guess maybe more (inaudible) I guess more what we’re looking for would be the magnitude. Is this the kind of thing that could reduce your overall cable expenses by double-digit percentages or is this more incremental along (inaudible)?

Marty Kittrell - Andrew Corporation - CFO

I think what we had said earlier was that we would expect several million dollars of benefit from that one facility, but we are not going to quantify it beyond that until we get a little bit closer to the actual construction of the facility being completed.

Operator

There are no further questions.

Scott Malchow - Andrew Corporation - IR Director

Okay, operator. Thank you very much. Thanks, everyone for participating in the call. We will talk to you next time in June and we will stay focused on gross margin improvement and also on managing our commodities as we move forward and continuing operation improvements. Thanks again for your interest.

Operator

Thank you. Ladies and gentlemen, this concludes today’s teleconference. Thank you for participating. You may all disconnect.

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